Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in (i) Registration Statements No. 333-78139, 333-92997, 333-57238, 333-100815, 333-110755, 333-123366 and 333-123367 of Prosperity Bancshares, Inc. on Form S-8 (ii) Registration Statement No. 333-93857 of Prosperity Bancshares, Inc. on Form S-3 and (iii) Registration Statement No. 333-106000 of Prosperity Bancshares, Inc. on Form S-4 of our reports dated March 8, 2005, except for Note 21 as to which the date is October 26, 2005, relating to the consolidated financial statements of Prosperity Bancshares, Inc. and management’s report on the effectiveness of internal control over financial reporting appearing in this Amendment No. 1 to the Annual Report on Form 10-K/A of Prosperity Bancshares, Inc. for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Houston, Texas

October 26, 2005